EXHIBIT 99.1

www.bankrate.com

For more information contact:

Robert J. DeFranco

Senior Vice President-Chief Financial Officer

http://www.bankrate.com/investor-relations/

bdefranco@bankrate.com

561.630.1230

FOR IMMEDIATE RELEASE

Reminder — Conference Call Today at 11:00 a.m. Eastern Standard Time

  Interactive Dial-In: 1-800-471-6718 (10 minutes before the call)

BANKRATE REPORTS RECORD REVENUE AND EPS OF $0.59

—Operating Income of $9 million up 94% over 2002—

—2003 Revenue Increases $10 million or 38% over 2002—

NEW YORK, NY—February 4, 2004—Bankrate, Inc. (NASDAQ: RATE), the Internet’s leading consumer banking marketplace, today reported total revenue for the year reached $36.6 million, an increase of $10.0 million, or 38%, from the $26.6 million reported in 2002. Net income for 2003 was $12.1 million, or $0.79 per share on a diluted basis, compared to $6.7 million, or $0.46 per share on a diluted basis, for 2002.

The results for 2003 include a non-cash income tax credit of $3.1 million in the fourth quarter related to the recognition of a deferred tax asset on a portion of our net operating loss benefits. In 2002, the Company recorded a non-cash gain on early extinguishment of debt of $2.0 million. Excluding these items, net income for the year ended December 31, 2003 nearly doubled to $9.0 million, or $0.59 per share on a diluted basis, compared to $4.6 million, or $0.32 per share on a diluted basis, in 2002.

“Our record results are particularly gratifying in light of the tough comparisons with a robust 2002. The biggest refinancing boom in history began in early 2002 and ended in the first half of 2003,”

commented Elisabeth DeMarse, Bankrate’s President and CEO. “While a great deal of our success in 2002 and 2003 was related to advertising revenue garnered from the mortgage sector, Bankrate continued to grow post-refinancing boom. This is because Bankrate.com has become an increasingly valuable brand with increasing relevance to the consumer regardless of the interest rate environment. We are clearly the trusted source and leader in online personal finance information and advice,” continued Ms. DeMarse.

Excluding the non-cash income tax credit, net income for the fourth quarter of 2003 increased 52% to $2.0 million, or $0.14 per share on a diluted basis, from $1.3 million, or $0.09 per share on a diluted basis, in the same period in 2002. Total revenue for the fourth quarter of 2003 of $9.1 million was $1.6 million, or 21%, higher than the $7.5 million in the final quarter of 2002, and was only 5% lower than total revenue in the second quarter of 2003, which was the highest in the Company’s history. These results reflect the Company’s ninth consecutive profitable quarter as a result of heightened advertiser demand.

“As expected, we saw a return to a more normal pattern in traffic activity in the fourth quarter, as consumers put their personal finance issues on the back burner to concentrate on the holidays,” Ms. DeMarse continued. “We have worked hard to mitigate the historical seasonality of our business by diversifying away from the traffic sensitive graphic ad business to the subscription characteristics of our hyperlink business. That said, the fourth quarter revenue performance is exactly what we hoped it would be. What is particularly exciting, and augurs well for our business, is that demand has continued strong both with our consumers and our advertisers. We believe our ‘best-of-brand’ reputation in the market serves us well, as we remain a ‘must buy’ for serious advertisers seeking to acquire personal finance customers who are poised to transact.”

Following the strong operating results, Bankrate’s cash position increased by almost $10.0 million during 2003. Cash at December 31, 2003 was $20.9 million compared to $11.0 million at the end of 2002. Approximately $2.2 million of this increase resulted from the exercise of stock options. This marks Bankrate’s eleventh consecutive quarter of generating cash from operations. “Bankrate’s cash flow remains strong, we’re still debt free and we were able to further improve our gross margin in 2003,” said Bob DeFranco, Senior Vice President-Chief Financial Officer. “Our profitable track record has triggered the recognition of a deferred tax asset in 2003 on a portion of our net operating loss benefits and we won’t pay income taxes until those benefits are fully utilized. A deferred tax asset on the remaining net operating loss benefits will be recognized when it becomes more likely than not that the benefits will be realized,” continued DeFranco.

Online publishing revenue for the years ended December 31, 2003 and 2002 included barter revenue of $3.2 million and $2.9 million, representing 9% and 11%, respectively, of total revenue for each year. For the three months ended December 31, 2003 and 2002, online publishing revenue included barter revenue of $852,000 and $509,000, representing 9% and 7%, respectively, of total revenue for each period.

        2003 Highlights

Fourth Quarter—

•	Excluding barter revenue, online publishing revenue was up $1.0 million, or 17%, over 2002.

•	Graphic ad revenue was down $271,000, or 8%, compared to an unusually strong fourth quarter in 2002.

•	Hyperlink (rate table listings) revenue increased $1.2 million, or 50%, over 2002.

•	Print publishing and licensing revenue was up $256,000, or 24%, over 2002.

•	Page views for the fourth quarter were 75.8 million, down 3.4 million, or 4%, from 2002.

Full Year 2003—

•	Excluding barter revenue, online publishing revenue was up $8.5 million, or 43%, over 2002.

•	Graphic ad revenue was up $3.5 million, or 32%, over 2002.

•	Hyperlink revenue increased $5.0 million, or 56%, over 2002.

•	Print publishing and licensing revenue of $5.3 million was up $1.3 million, or 33%, over 2002.

•	Excluding barter, operating expenses as a percentage of total revenue declined from 52% for the year ended December 31, 2002 to 48% for the year ended December 31, 2003.

•	Page views for 2003 were 405 million, up 137 million, or 51%, over 2002. On July 9, 2003, the Company’s stock was added to the Russell 3000 Index and the Russell 2000 Index, reflecting Bankrate’s increasing market valuation, its strong financial performance and its national leadership in online personal financial information and advice.

•	On August 18, 2003, the Company announced that its common stock began trading on the Nasdaq National Market. The Company’s common stock had been trading on the Nasdaq SmallCap Market since January 9, 2003.

•	On September 17, 2003, the Company announced that it had enhanced its agreement with NYTimes.com. Bankrate’s award-winning content, rates and financial tools would be available to NYTimes.com visitors through co-branded Bankrate.com pages in certain sections of NYTimes.com.

“The first quarter is off to a good start with January on target with our goals,” said Ms. DeMarse. “Industry forecasts show Internet usage is expected to continue to grow over the next several years, as is the case with advertising spending online. Bankrate’s franchise, with 25 years of brand equity for our comprehensive, neutral marketplace, is extremely valuable and places us in an excellent position to benefit as those advertising spends continue to consolidate around a few key players.”

February 4 Conference Call & Replay Information

The Company has scheduled a teleconference to discuss its 2003 results today at: 11:00 am Eastern Standard Time (8 a.m. Pacific Standard Time). To participate in the teleconference, please call 1-800-471-6718 10 minutes prior to the start time.

A replay of the conference call will be available beginning February 4, 2004, 1:00 p.m. EST/ 10:00 a.m. PST through February 26. To listen to the replay, call 1-888-843-8996 and enter pass code 8265798 #.

About Bankrate, Inc.

Bankrate, Inc. (Nasdaq:RATE) owns and operates Bankrate.com, the Internet’s leading consumer banking marketplace. Bankrate.com averages 4 million unique visitors per month, according to comScore Media Metrix, which ranks Bankrate.com first in unique visitors in the “Financial Information and Advice” category. Bankrate.com reviews more than 4,800 financial institutions in more than 300 markets in 50 states. Bankrate.com is a destination site of personal finance channels, including banking, investing, taxes and small business finance. It is the leading aggregator of more than 250 financial products, including mortgages, credit cards, new and used auto loans, money market accounts and CDs, checking and ATM fees, home equity loans and online banking fees. Bankrate.com provides financial applications and information to a network of more than 75 partners, including Yahoo! (Nasdaq: YHOO), America Online (NYSE: AOL), The Wall Street Journal (NYSE: DJ) and The New York Times (NYSE: NYT). Bankrate.com’s information is also distributed through more than 100 national and state publications. The Company’s stock is included in the Russell 3000 Index and the Russell 2000 Index.

Certain matters discussed in this press release are or may be considered to be “forward-looking statements” within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934, as amended by the Private Securities Litigation Reform Act of 1995. Those statements include statements regarding the intent, belief or current expectations of the Company and members of our management team. Such forward-looking statements include, without limitation, statements made with respect to future revenue, revenue growth, market acceptance of our products, and profitability. Investors and prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those contemplated by such forward-looking statements. Important factors currently known to management that could cause actual results to differ materially from those in forward-looking statements include the following: we have a history of losses; we use barter transactions that do not generate cash; our success depends on Internet advertising revenue, interest rate volatility, establishing and maintaining distribution arrangements, and increasing brand awareness of our Web site; our markets are highly competitive; our Web site may encounter technical problems and service interruptions; we rely on the protection of our intellectual property; we may face liability for information on our Web site; future government regulation of the Internet is uncertain and subject to change; our ownership is heavily concentrated; our success may depend on management and key employees; we may encounter difficulties with future acquisitions; our results of operation may fluctuate significantly; and our stock price may be volatile in the future. These and additional important factors to be considered are set forth under “Item 1. Business—Risk Factors,” “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations” and in the other sections of our Annual Report on Form 10-K for the year ended December 31, 2002, and in our other filings with the Securities and Exchange Commission. We undertake no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results or expectations.

Financial Statements Follow

Bankrate, Inc.

Statements of Operations

	Three Months Ended
	December 31,		Year Ended December 31,
Revenue:	2003	2002	2003	2002	2001
Online publishing	$7,722,900	$6,405,536	$31,368,392	$22,651,216	$14,985,903
Print publishing and licensing	1,338,971	1,083,145	5,253,099	3,919,815	3,271,223

Total revenue	9,061,871	7,488,681	36,621,491	26,571,031	18,257,126

Cost of revenue:
Online publishing	1,432,719	1,133,010	4,514,023	3,812,765	3,161,273
Print publishing and licensing	1,041,496	776,495	4,043,970	2,862,338	2,173,529

Total cost of revenue	2,474,215	1,909,505	8,557,993	6,675,103	5,334,802

Gross margin	6,587,656	5,579,176	28,063,498	19,895,928	12,922,324

Operating expenses:
Sales	985,432	1,168,017	5,039,892	4,275,826	3,203,656
Marketing	1,488,870	747,113	5,495,810	3,477,379	2,922,867
Product development	560,319	375,764	2,271,124	1,422,206	1,385,672
General and administrative	1,446,349	1,814,232	5,813,297	5,536,774	5,511,572
Depreciation and amortization	165,341	180,182	680,826	621,458	700,497

	4,646,311	4,285,308	19,300,949	15,333,643	13,724,264

Income (loss) from operations	1,941,345	1,293,868	8,762,549	4,562,285	(801,940)
Interest income (expense), net	76,160	31,751	242,759	82,833	(133,836)
Gain on early extinguishment of debt	—	—	—	2,021,792	—

Income (loss) before income taxes	2,017,505	1,325,619	9,005,308	6,666,910	(935,776)
Income tax benefit	3,100,000	—	3,100,000	—	—

Net income (loss)	$5,117,505	$1,325,619	$12,105,308	$6,666,910	$(935,776)

Basic and diluted net income (loss) per share:
Basic	$0.34	$0.10	$0.84	$0.48	$(0.07)
Diluted	$0.32	$0.09	$0.79	$0.46	$(0.07)
Weighted average common shares outstanding:
Basic	15,090,378	13,996,950	14,473,151	13,997,168	13,996,950
Diluted	15,857,834	14,960,019	15,299,734	14,609,359	13,996,950

Bankrate, Inc.

Balance Sheets

	December 31, 2003	December 31, 2002
Assets
Cash and cash equivalents	$20,874,482	$11,000,561
Accounts receivable, net of allowance for doubtful accounts of $230,000 and $200,000 at December 31, 2003 and 2002, respectively	3,031,882	2,378,535
Deferred tax asset, net	3,400,000	—
Other current assets	343,311	370,886

Total current assets	27,649,675	13,749,982
Furniture, fixtures and equipment, net	796,928	912,651
Intangible assets, net	73,201	206,915
Other assets	463,463	303,547

Total assets	$28,983,267	$15,173,095

Liabilities and Stockholders’ Equity

Liabilities:
Accounts payable	$1,227,463	$809,068
Accrued expenses	2,226,905	3,072,771
Deferred revenue	181,110	255,081
Other current liabilities	116,551	243,891

Total current liabilities	3,752,029	4,380,811
Other liabilities	306,274	142,226

Total liabilities	4,058,303	4,523,037

Stockholders’ equity:
Preferred stock, 10,000,000 shares authorized and undesignated	—	—
Common stock, par value $.01 per share—100,000,000 shares authorized; 15,114,371 and 13,998,168 shares issued and outstanding at December 31, 2003 and 2002, respectively	151,144	139,982
Additional paid in capital	66,091,014	63,932,578
Accumulated deficit	(41,317,194)	(53,422,502)

Total stockholders’ equity	24,924,964	10,650,058

Total liabilities and stockholders’ equity	$28,983,267	$15,173,095